EXHIBIT 99.1
National Western Life Announces 2015 Second Quarter Earnings

Austin, Texas, August 6, 2015 ‑ Ross R. Moody, President and Interim Chief Executive Officer of National Western Life Insurance Company (Nasdaq: NWLI), announced today second quarter 2015 consolidated net earnings of $28.9 million, or $8.16 per diluted Class A common share, compared with consolidated net earnings of $29.2 million, or $8.25 per diluted Class A common share, for the second quarter of 2014. For the six months ended June 30, 2015, the Company reported consolidated net earnings of $50.2 million, or $14.19 per diluted Class A common stock, compared with $49.0 million, or $13.86 per diluted Class A common shares a year ago. The Company's book value per share increased to $437.86 as of June 30, 2015 from $436.35 at March 31, 2015.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $26.1 million for the three months ended June 30, 2015, or $7.38 per diluted Class A common share, compared to $27.2 million, or $7.69 per diluted Class A common share, in the same period for 2014. Mr. Moody commented on the earnings results saying, "Operating results were very solid for the quarter. We continue to maintain expense control discipline in keeping costs down and our policy benefits returned to expected levels after running higher than normal in the first quarter." Earnings from operations for the six months ended June 30, 2015 of $46.8 million, or $13.23 per diluted Class A common share, were slightly higher than the $46.0 million, or $13.02 per diluted Class A common share, recorded during the same period in 2014. Mr. Moody observed, "We are in a very competitive market and in the midst of exceptionally low interest rates. Given that the majority of our products are interest-sensitive, being able to maintain our profitability levels in this environment is very gratifying."

Revenues for the quarter ended June 30, 2015, excluding realized and unrealized gains and losses on index options and investments, increased to $159.7 million from $158.5 million in the second quarter of 2014 principally due to gains in universal life contract revenues and net investment income. Mr. Moody noted, "Our focus is on building a growing block of profitable life insurance business. Domestic life insurance sales have lead the way so far this year with placed policies up 20% in the first six months over last year. Investment of premium payments into a highly diversified portfolio of investment grade fixed income securities is producing consistent investment income growth."

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has 268 employees and approximately 22,240 contracted independent agents, brokers, and consultants, and at June 30, 2015, maintained total assets of $11.5 billion, stockholders' equity of $1.6 billion, and life insurance in force of $22.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Revenues, excluding investment and index option gains (losses)	159,742	158,525	314,941	314,467
Realized and unrealized gains (losses) on index options	(8,782)	45,251	(17,069)	45,799
Realized gains on investments	4,258	3,065	5,236	4,578
Total revenues	155,218	206,841	303,108	364,844

Earnings:
Earnings from operations	26,091	27,191	46,781	46,033
Net realized gains on investments	2,767	1,992	3,403	2,976
Net earnings	28,858	29,183	50,184	49,009

Net earnings attributable to Class A shares	28,042	28,358	48,765	47,623

Basic Earnings Per Class A Share:
Earnings from operations	7.38	7.70	13.23	13.02
Net realized gains on investments	0.78	0.56	0.96	0.84
Net earnings	8.16	8.26	14.19	13.86

Basic Weighted Average Class A Shares	3,436	3,435	3,436	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	7.38	7.69	13.23	13.02
Net realized gains on investments	0.78	0.56	0.96	0.84
Net earnings	8.16	8.25	14.19	13.86

Diluted Weighted Average Class A Shares	3,437	3,437	3,437	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com